EXHIBIT 99.1

CENTER FINANCIAL REPORTS SOLID OPERATING PERFORMANCE

FOR 2007 SECOND QUARTER

— Company Posts 23% Gain in Net Loans and 10% Increase in Deposits Year-Over-Year —

LOS ANGELES, CA – July 25, 2007 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its three and six-month periods ended June 30, 2007, reflecting solid levels of growth in both loans and deposits over the prior-year periods.

2007 second-quarter highlights include:

•	Net loans increased sequentially by $34.4 million to $1.61 billion from Q1 2007; up 23% over Q2 2006

•	Net loans represented 84.3% of total assets, versus 83.4% at year-end 2006

•	Provision for loan losses of $1.1 million, compared with $1.5 million in Q2 2006

•	Allowance for loan losses was at 1.12%

•	Total non-performing assets of $6.0 million, or 0.37% of total gross loans, versus $3.9 million, or 0.24% of total loans, at March 31, 2007

•	Impaired loans decreased to $2.6 million from $21.0 million from March 31, 2007

•	Total deposits up 10% from March 31, 2007 to $1.59 billion on strong growth in money market accounts

•	Non-interest bearing deposits equal 25% of total deposits, versus 27% for Q1 2007

•	Net interest margin stable at 4.39%, compared with Q1 2007

•	Net interest income before provision for loan losses increased 11% to $19.2 million over Q2 2006

•	Net income totaled $6.5 million, or $0.39 per diluted share, compared with $5.9 million, or $0.35 per diluted share, in preceding first quarter

•	Efficiency ratio improved sequentially to 51.2%, versus 51.9% for Q1 2007

•	Return on average assets improved to 1.39%, up from 1.29% for Q1 2007

•	Return on average equity improved sequentially to 17.27%, compared with 16.43% for Q1 2007

•	Memorandum of Understanding (MOU) with FDIC lifted after a finding of significant improvement in compliance with BSA-related regulations

•	Authorized stock repurchase program up to $10 million

•	Quarterly cash dividend of $0.05 per share, reflecting a 25% increase over the prior quarterly dividend

“Our second quarter financial results reflect solid operating performance, and we remain encouraged with the consistent levels of organic growth being delivered by Center Bank’s team,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “Despite the difficult operating environment that continues to challenge both the ethnic and mainstream institutions in the loan and deposit market, we originated stronger-than-anticipated levels of loan production and benefited from a successful money market account campaign to boost deposit growth during the quarter.

“Importantly, these results were achieved during a time of renewed building and strengthening at Center Bank,” Yoo said. “Early in the quarter, we announced organizational changes, newly created positions and units, and new appointments, all to support our next phase of growth. To further enhance our growth, we organized our existing branches and loan production offices into four regional groups, each with a regional director to more effectively support and monitor loan production and to streamline productivity.

“Of course, we were thrilled with the Federal Deposit Insurance Corporation’s findings following our recent annual examination that culminated in the lifting of the memorandum of understanding,” Yoo said. “We also announced a share repurchase plan and effected a 25 percent increase in our quarterly dividend, both of which underpin our board’s absolute confidence in the long-term prospects of Center Bank and deep commitment to our shareholders. With the MOU now behind us, along with consistent financial performance and strong asset quality, we look forward to returning to an expansion mode and seeking strategic opportunities to further enhance the value of our organization for Center’s customers, employees and shareholders.”

2007 SECOND QUARTER

For the three months ended June 30, 2007, net interest income before provision for loan losses rose 11% to $19.2 million from $17.3 million in the 2006 second quarter, reflecting the growth in the company’s earning assets driven by continued strength in loan originations, offset in part by higher interest expense on borrowed funds. The company’s yield on interest-earning assets averaged 8.11% for the three months ended June 30, 2007, compared with 8.02% in the 2007 first quarter and 7.88% in the 2006 second quarter. The net interest margin for the 2007 second quarter was 4.39%, equal to the rate in the immediately preceding first quarter, but down from 4.58% in the year-ago second quarter.

The company’s provision for loan losses decreased to $1.1 million in the 2007 second quarter, versus $1.3 million in the 2007 first quarter and $1.5 million in the prior-year’s second quarter. Allowance for loan losses to gross loans was 1.12%, the same level as in the immediately preceding first quarter.

Noninterest income in the second quarter of 2007 totaled $4.5 million, including a gain of $618,000 on a sale of unguaranteed portion of SBA loans. This compares with noninterest income of $7.7 million in the year-ago period, which included a one-time insurance settlement recognition of approximately $2.5 million, as well as a gain on sale of loans of $1.1 million.

Noninterest expense for the 2007 second quarter equaled $12.1 million, compared with $10.7 million a year earlier, principally reflecting increased costs for staff and occupancy over the prior-year period. In addition, the company posted higher professional fees in the current quarter versus the 2006 second quarter. In the year ago period, the company utilized the previously mentioned insurance settlement to recoup $230,000 of legal costs, which thereby reduced the overall expenses during the quarter. The company’s efficiency ratio was 51.2% for the three months ended June 30, 2007. The company’s efficiency ratio for the second quarter of 2006 benefited from the one-time insurance settlement and was 42.7% for the period. Excluding the insurance settlement, the company would have reported an efficiency ratio of 47.5% for the 2006 second quarter.

Net income for the 2007 second quarter totaled $6.4 million, equal to $0.39 per diluted share. This compares with $7.7 million, or $0.46 per diluted share, in the same period a year ago, or $6.2 million, or $0.36 per diluted share, excluding the one-time insurance settlement recognition.

Return on average assets (ROAA) and return on average equity (ROAE) equaled 1.39% and 17.27%, respectively, for the three months ended June 30, 2007. This compares with 1.29% and 16.43%, respectively, for the immediately preceding first quarter. In the year-ago second quarter, ROAA and ROAE were 1.87% and 25.16%, respectively, or 1.50% and 20.24% excluding the positive impact of the one-time insurance settlement.

FIRST HALF 2007

For the six months ended June 30, 2007, net interest income before provision for loan losses increased 11% to $37.8 million from $33.9 million in the comparable 2006 period, reflecting the growth in the company’s earning assets driven by continued strength in loan originations, offset in part by higher interest expense on borrowed funds. Yield on interest earning assets in the first half of 2007 rose to 8.06% from 7.71% in same period a year ago. The net interest margin year-to-date was 4.39%, compared with 4.49% for the first six months of 2006.

The company’s provision for loan losses totaled $2.4 million in the first half of 2007, compared with $1.8 million in the 2006 six-month period. Allowance for loan losses to gross loans was 1.12% for the first half of 2007 and 1.13% for the first half 2006.

Noninterest income totaled $8.1 million for first half of 2007, compared with $12.7 million in the 2006 six-month period. The decrease in noninterest income is primarily attributed to the $2.5 million one-time insurance settlement recognition, as well as a $1.2 million decline in the gain on sale of loans totaling $618,000 in the current year-to-date period, compared with $1.8 million in the first half of 2006.

Noninterest expense for the first six months of 2007 rose 4% to $23.7 million from $22.8 million a year earlier, reflecting increased costs for staff and occupancy over the prior-year period. The company’s efficiency ratio was 51.5% for the first half of 2007. This compares with an efficiency ratio of 48.8%, which included the net positive impact from the $2.5 million non-recurring insurance settlement offset partially by a one-time, BSA-related consulting expense of $1.5 million recorded in the 2006 first quarter. Excluding the insurance settlement, the company would have reported an efficiency ratio of 51.6% for the 2006 first half.

Net income for the first six months of 2007 totaled $12.3 million, or $0.74 per diluted share. This compares with $13.4 million, or $0.81 per diluted share, in 2006 year-to-date period, or $12.0 million, equal to $0.71 per diluted share, excluding the one-time insurance settlement recognition.

Return on average assets and return on average equity for the six months ended June 30, 2007 equaled 1.33% and 16.86%, respectively, compared with 1.64% and 22.74% during the same period in 2006. Excluding one-time insurance settlement in the year-ago second quarter, ROAA and ROAE would have been 1.45% and 20.20%, respectively.

Gross loans at June 30, 2007 increased sequentially to $1.64 billion from $1.60 billion at March 31, 2007 and rose 5% from $1.56 billion at December 31, 2006. As of June 30, 2007, commercial real estate loans remained the largest component of the company’s total loan portfolio, increasing 4% over year-end 2006 and accounting for 66% of total loans. Real estate construction loans increased 35% by $15.4 million over December 31, 2006 and accounted for 4% of the company’s total loans at June 30, 2007. Commercial and industrial loans, including commercial, trade finance and SBA loans, represented 25% and consumer loans totaled 5% of the gross loan portfolio at June 30, 2007. Net loans as a percentage of total assets increased to 84.3% at June 30, 2007, compared with 83.4% at year-end 2006.

While Center Financial continues to maintain high levels of asset quality in its loan portfolio, it experienced slight deterioration during the 2007 second quarter with non-performing assets totaling $6.0 million, or 0.37% of total loans, at June 30, 2007, compared with $3.3 million, or 0.21% of total loans, at December 31, 2006. The company said the majority of the increase was related to two nonperforming guaranteed SBA loans outside of Southern California, which are currently under recovery. Net charge-offs year-to-date totaled $1.5 million. This compares with net charge-offs of $682,000 in the first six months of 2006, which reflected larger-than-usual levels of recoveries during the period. The allowance for loan losses at June 30, 2007 increased to $18.3 million, reflecting the expansion of the company’s loan portfolio, and represented 1.12% of loans. This compares with allowance for losses of $17.4 million, or 1.12% of gross loans, at December 31, 2006.

Total deposits at June 30, 2007 equaled $1.59 billion, up 11% over $1.43 billion at December 31, 2006. Non-interest bearing deposits at the end of the 2007 second quarter totaled $393.1 million and accounted for 25% of total deposits, versus $388.2 million, or 27% of total deposits, at December 31, 2006. During the current second quarter, Center Bank initiated a money market account promotion, which drew in approximately $85 million in deposits. Time deposits at June 30, 2007 accounted for 54% of total deposits, compared with same level at year-end 2006. With the success of Center Bank’s deposit campaign during the quarter, the company’s loan-to-deposit ratio June 30, 2007 declined to 101.8% from 107.5% at December 31, 2006.

The average cost of interest-bearing deposits year-to-date increased to 4.74% from 4.28% for the 2006 first half, reflecting continual increases in the Fed Funds Rate by the Federal Reserve. The average cost of total deposits rose to 3.47% for the current six months, up from 3.17% in the same year-ago period.

Total assets at June 30, 2007 increased to $1.91 billion from $1.84 billion at December 31, 2006, reflecting growth in both the company’s loan and deposit portfolios. Average interest-earning assets totaled $1.74 billion for the 2007 six-month period, compared with $1.52 billion for the corresponding 2006 period.

Shareholders’ equity at June 30, 2007 increased 9% to $153.0 million from $140.7 million at December 31, 2006. At June 30, 2007, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.85%, a total risk-based capital ratio of 10.96%, and a Tier 1 leverage ratio of 9.03%.

Subsequent to the close of the 2007 second quarter, Center Bank opened a new Loan Production Office (LPO) in Northern California. Jung H. Cho, who joined Center Bank’s SBA department in August 2005, was promoted to manager of the Northern California LPO, located at 2620 Augustine Drive, Suite #185, Santa Clara, California 95054, telephone number (408) 988-9028. The company said it closed its Honolulu and Houston LPOs due to inactivity.

Investor Conference Call

The company will host an investor conference call at 11:00 a.m. EDT (8:00 a.m. PDT) on Thursday, July 26, 2007 to review the financial results for its 2007 second quarter. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephone replay of the call will be available through 8:00 p.m. EDT, Thursday, August 2, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 36494107.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.91 billion at June 30, 2007. Headquartered in Los Angeles, Center Bank operates 25 branch and loan production offices. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s eight loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Dallas and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, the company’s ability to successfully return to an expansion mode and the company’s ability to engage in strategic opportunities to further enhance its value. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

# # #

(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

	6/30/2007	12/31/2006
	(Dollars in thousands)
ASSETS
Cash and due from banks	$77,784	$71,504
Federal funds sold	6,745	—
Money market funds and interest-bearing deposits in other banks	1,972	1,872

Cash and cash equivalents	86,501	73,376
Securities available for sale, at fair value	130,057	148,913
Securities held to maturity, at amortized cost (fair value of $11,021 as of June 30, 2007 and $10,571 as of December 31, 2006)	11,257	10,591
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	13,181	11,065
Loans, net of allowance for loan losses of $18,289 as of June 30, 2007 and $17,412 as of December 31, 2006	1,583,793	1,518,666
Loans held for sale, at the lower of cost or market	30,367	18,510
Premises and equipment, net	13,606	13,322
Customers' liability on acceptances	3,115	4,871
Accrued interest receivable	8,314	8,574
Deferred income taxes, net	11,140	11,723
Investments in affordable housing partnerships	6,219	6,878
Cash surrender value of life insurance	11,380	11,183
Goodwill	1,253	1,253
Intangible assets, net	293	320
Other assets	3,731	4,067

Total Assets	$1,914,207	$1,843,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$393,108	$388,163
Interest-bearing	1,192,244	1,041,236

Total deposits	1,585,352	1,429,399

Acceptances outstanding	3,115	4,871
Accrued interest payable	11,623	11,458
Other borrowed funds	133,258	229,490
Trust preferred securities	18,557	18,557
Accrued expenses and other liabilities	9,289	8,803

Total liabilities	1,761,194	1,702,578
Commitments and contingencies	—	—
Shareholders' equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,718,447 as of June 30, 2007 and 16,632,601 as of December 31, 2006	70,587	69,172
Retained earnings	82,614	71,777
Accumulated other comprehensive loss, net of tax	(188)	(215)

Total shareholders' equity	153,013	140,734

Total Liabilities and Shareholders' Equity	$1,914,207	$1,843,312

Tangible book value per share	$9.06	$8.37

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended			Six Months Ended June 30,
	6/30/07	3/31/07	6/30/06	2007	2006
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$33,490	$31,981	$26,767	$65,471	$52,055
Interest on federal funds sold	62	52	595	114	1,418
Interest on taxable investment securities	1,551	1,626	2,058	3,177	4,244
Interest on tax-advantaged investment securities	129	133	152	262	249
Dividends on equity stock	181	174	92	355	158
Money market funds and interest-earning deposits	16	15	53	32	113

Total interest and dividend income	35,429	33,981	29,717	69,411	58,237

Interest Expense:
Interest on deposits	13,431	11,577	11,920	25,008	23,344
Interest on borrowed funds	2,426	3,436	177	5,862	281
Interest expense on trust preferred securities	373	369	359	743	693

Total interest expense	16,230	15,382	12,456	31,613	24,318

Net interest income before provision for loan losses	19,199	18,599	17,261	37,798	33,919
Provision for loan losses	1,100	1,270	1,518	2,370	1,775

Net interest income after provision for loan losses	18,099	17,329	15,743	35,428	32,144
Noninterest Income:
Customer service fees	1,772	1,767	2,084	3,539	4,214
Fee income from trade finance transactions	682	749	797	1,431	1,750
Wire transfer fees	226	211	237	437	453
Gain on sale of loans	618	—	1,123	618	1,797
Gain on sale of premises and equipment	—	12	—	—	—
Loan service fees	612	377	414	990	968
Insurance settlement - legal fees	—	—	2,520	—	2,520
Other income	585	534	532	1,131	1,012

Total noninterest income	4,495	3,650	7,707	8,146	12,714
Noninterest Expense:
Salaries and employee benefits	6,218	6,257	5,315	12,476	10,878
Occupancy	983	959	896	1,943	1,779
Furniture, fixtures, and equipment	497	467	509	964	969
Data processing	533	503	541	1,037	1,083
Professional service fees	1,082	1,008	354	2,090	2,414
Business promotion and advertising	830	641	1,123	1,471	1,968
Stationery and supplies	138	134	167	271	326
Telecommunications	146	136	165	282	338
Postage and courier service	191	190	195	381	336
Security service	271	241	239	511	502
Loss on interest rate swaps	—	—	30	—	83
Other operating expenses	1,240	1,001	1,133	2,241	2,081

Total noninterest expense	12,129	11,537	10,667	23,667	22,757

Income before income tax provision	10,465	9,442	12,783	19,907	22,101
Income tax provision	3,982	3,584	5,104	7,566	8,653

Net income	$6,483	$5,858	$7,679	$12,341	$13,448

EARNINGS PER SHARE:
Basic	$0.39	$0.35	$0.47	$0.74	$0.82

Diluted	$0.39	$0.35	$0.46	$0.74	$0.81

Weighted average shares outstanding - basic	16,679,653	16,645,356	16,494,337	16,671,814	16,481,486

Weighted average shares outstanding - diluted	16,761,144	16,670,678	16,634,626	16,788,787	16,641,017

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	6/30/07		3/31/2007		6/30/06
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,591,648	8.44%	$1,546,276	8.39%	$1,244,273	8.63%
Federal funds sold	4,401	5.65	3,649	5.78	49,293	4.84
Investments	156,539	4.81	169,307	4.67	218,259	4.60

Total interest-earning assets	1,752,588	8.11%	1,719,232	8.02%	1,511,825	7.88%

Noninterest earning assets:
Cash and due from banks	66,295		74,121		79,629
Bank premises and equipment, net	13,553		13,418		13,769
Customers’ acceptances outstanding	4,446		3,641		5,228
Accrued interest receivable	7,642		7,884		6,930
Other assets	31,631		29,224		32,613

Total noninterest-earning assets	123,567		128,288		138,169

Total assets	$1,876,155		$1,847,520		$1,649,994

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$228,726	4.01%	$171,633	3.34%	$219,626	2.99%
Savings	69,258	3.43	72,887	3.58	81,958	3.80
Time certificates of deposit over $100,000	718,716	5.26	667,823	5.17	680,426	4.96
Other time certificates of deposit	97,148	4.69	90,723	4.50	101,748	4.30

	1,113,848	4.84	1,003,066	4.68	1,083,758	4.45
Other borrowed funds	181,339	5.37	263,099	5.30	14,463	4.92
Long-term subordinated debentures	18,557	8.06	18,557	8.06	18,557	7.76

Total interest-bearing liabilities	1,313,744	4.96	1,284,722	4.86	1,116,778	4.47

Noninterest-bearing liabilities:
Demand deposits	389,084		392,732		387,106

Total funding liabilities	1,702,828	3.82%	1,677,454	3.72%	1,503,884	3.32%

Other liabilities	22,745		25,397		23,686

Total noninterest-bearing liabilities	411,829		418,129		410,792
Shareholders’ equity	150,582		144,669		122,424

Total liabilities and shareholders’ equity	$1,876,155		$1,847,520		$1,649,994

Net interest income
Cost of deposits		3.58%		3.36%		3.25%

Net interest spread		3.15%		3.16%		3.41%

Net interest margin		4.39%		4.39%		4.58%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2007		2006
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,570,071	8.41%	$1,236,045	8.49%
Federal funds sold	4,027	5.71	61,482	4.65
Investments	162,888	4.74	225,237	4.48

Total interest-earning assets	1,736,986	8.06%	1,522,764	7.71%

Noninterest-earning assets:
Cash and due from banks	70,187		77,062
Bank premises and equipment, net	13,486		13,871
Customers’ acceptances outstanding	4,046		4,636
Accrued interest receivable	7,762		6,722
Other assets	31,995		31,209

Total noninterest-earning assets	127,476		133,500

Total assets	$1,864,462		$1,656,264

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$204,663	3.65%	$211,339	2.86%
Savings	71,063	3.51	81,317	3.77
Time certificates of deposit over $100,000	693,410	5.21	707,290	4.80
Other time certificates of deposit	93,953	4.60	101,122	4.02

	1,063,089	4.74	1,101,068	4.28
Other borrowed funds	221,391	5.34	11,964	4.74
Long-term subordinated debentures	18,557	8.07	18,557	7.53

Total interest-bearing liabilities	1,303,037	4.89	1,131,589	4.33

Noninterest-bearing liabilities:
Demand deposits	391,881		383,290

Total funding liabilities	1,694,918	3.76%	1,514,879	3.24%

Other liabilities	21,894		22,135

Total noninterest-bearing liabilities	413,775		405,425
Shareholders’ equity	147,650		119,250

Total liabilities and shareholders’ equity	$1,864,462		$1,656,264

Net interest income
Cost of deposits		3.47%		3.17%

Net interest spread		3.17%		3.38%

Net interest margin		4.39%		4.49%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	As of the Dates Indicated
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
	(Dollars in thousands)
Real estate:
Construction	$58,865	$53,468	$43,508	$30,934	$18,260
Commercial	1,080,128	1,060,110	1,042,562	985,334	858,331
Commercial	288,736	285,132	277,296	260,437	244,557
Trade finance	67,000	68,703	66,925	72,349	75,351
SBA	58,464	56,083	50,606	54,347	53,621
Consumer and other	82,084	77,893	77,682	77,031	75,011

Total gross loans	1,635,277	1,601,389	1,558,579	1,480,432	1,325,131

Less:
Allowance for Losses	18,289	17,855	17,412	16,530	14,964
Deferred loan fees	1,954	2,225	2,347	1,970	1,828
Discount on SBA loans retained	874	1,535	1,644	1,373	1,088

Total net loans and loans held for sale	$1,614,160	$1,579,774	$1,537,176	$1,460,559	$1,307,251

As a percentage of total gross loans:
Real estate:
Construction	3.6%	3.3%	2.8%	2.1%	1.4%
Commercial	66.1	66.2	66.9	66.6	64.8
Commercial	17.6	17.8	17.8	17.6	18.5
Trade finance	4.1	4.3	4.3	4.9	5.6
SBA	3.6	3.5	3.2	3.6	4.0
Consumer	5.0	4.9	5.0	5.2	5.7

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$393,108	$389,358	$388,163	$394,144	$409,380
Money market accounts and NOW	275,403	181,305	190,453	182,231	215,931
Savings	65,838	71,973	76,846	78,974	82,178

	734,349	642,636	655,462	655,349	707,489

Time deposits
Less than $100,000	102,582	91,600	91,830	95,551	98,711
$100,000 or more	748,421	707,915	682,107	664,598	637,958

Total deposits	$1,585,352	$1,442,151	$1,429,399	$1,415,498	$1,444,158

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	24.8%	27.0%	27.2%	27.8%	28.3%
Money market accounts and NOW	17.4	12.6	13.3	12.9	15.0
Savings	4.1	5.0	5.4	5.6	5.7

	46.3	44.6	45.9	46.3	49.0

Time deposits
Less than $100,000	6.5	6.3	6.4	6.7	6.8
$100,000 or more	47.2	49.1	47.7	47.0	44.2

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	June 30, 2007	December 31, 2006	June 30, 2006
	(Dollars in thousands)
Nonaccrual loans:
Commercial Real Estate	$—	$—	$355
Commercial	1,401	1,502	2,249
Consumer	365	429	191
Trade Finance	120	—	—
SBA	4,087	1,330	687

Total nonperforming loans and assets	5,973	3,261	3,482

Guaranteed portion of nonperforming SBA loans	2,657	973	255

Total nonperforming assets, net of SBA guarantee	$3,316	$2,288	$3,227

	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2006
	(Dollars in thousands)
Balances
Average total loans outstanding during the period	$1,587,641	$1,356,169	$1,250,187

Total loans outstanding at end of period	$1,632,449	$1,554,588	$1,322,215

Allowance for Loan Losses:
Balance at beginning of period	$17,412	$13,871	$13,871

Charge-offs:
Commercial Real Estate	—	258	258
Commercial	1,363	1,635	783
Consumer	92	333	126
SBA	84	473	35

Total charge-offs	1,539	2,699	1,202

Recoveries
Real estate	—	423	423
Commercial	14	44	34
Consumer	25	101	60
SBA	7	6	3

Total recoveries	46	574	520

Net loan charge-offs	1,493	2,125	682
Provision for loan losses	2,370	5,666	1,775

Balance at end of period	$18,289	$17,412	$14,964

Ratios:
Nonperforming loans as a percent of total gross loans	0.37%	0.21%	0.26%
Nonperforming assets as a percent of total loans and other real estate owned	0.37	0.21	0.26
Net loan charge-offs to average loans	0.09	0.16	0.05
Provision for loan losses to average total loans	0.15	0.42	0.14
Allowance for loan losses to gross loans at end of period	1.12	1.12	1.13
Allowance for loan losses to total nonperforming loans	306	534	430
Net loan charge-offs to allowance for loan losses at end of period	8.16	12.20	4.56
Net loan charge-offs to provision for loan losses	63.00	37.50	38.42